Exhibit 23.4

北京市朝阳区东三环中路5号财富金融中心57层5705室 邮政编码100020

Suite 5705, 57th Floor, Fortune Financial Center, 5 East 3rd Ring Road, Chaoyang District, Beijing 100020, PRC

电话/Tel: +(8610)6530 9989

网址/Web: http://www.pacgatelaw.com

December 2, 2025

DOGNESS (INTERNATIONAL) CORPORATION (the “Company”)

No. 16 N. Dongke Road

Tongsha Industrial Zone

Dongguan, Guangdong 523217

RE: Consent Letter on Dogness (International) Corporation – Form F-3

Dear Sirs/Madams,

We, PacGate Law Group, are attorneys qualified to practice law in the PRC (as defined below), and are acting as the PRC counsel to the Company in connection with the offering from time to time of any combination of Class A common shares of no par value each of the Company, warrants, rights, share purchase contracts, share purchase units or units, having an aggregate initial offering price of up to US$300,000,000, as set forth in the registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933 (as amended). For the purpose of this consent letter only, the PRC refers to only the mainland of the People’s Republic of China, not including the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan.

We hereby consent to the reference of our name in the Registration Statement and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ PacGate Law Group
PacGate Law Group